Exhibit 10.3

SERVICES AGREEMENT

SERVICES AGREEMENT (this “Agreement”) dated as of July 1, 2023 (the “Effective Date”) between DAVID OWENS, M.D. (the “Consultant”) and NEXALIN TECHNOLOGY, INC. (the “Company”).

WHEREAS, the Company and the Consultant have previously entered into that certain Agreement dated as of February 15, 2021, as amended by that certain Amendment No. 1 to such agreement, dated as of March 2022 (the “Prior Agreement”), whereby the Consultant and the Company delineated the terms of the Consultant’s services to the Company including such general duties of a “Chief Medical Officer”;

WHEREAS, the Company completed its initial public offering on September 20, 2022;

WHEREAS, the Company and the Consultant desire to terminate the Prior Agreement and to enter into this new Consulting Agreement to provide for the terms and conditions of the future services of the Consultant to the Company.

WHEREAS, the terms and conditions of the Company’s 2023 Equity Incentive Plan are being submitted contemporaneously herewith to the Board of Directors for adoption and approval and remain subject to the approval of the shareholders of the Company.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

1. Engagement of Services. Subject to the terms and conditions hereof, the Company appoints the Consultant and the Consultant accepts appointment as consultant to the Company to serve as chief medical officer for the Company and to perform such duties as are consistent with such position for the three (3) year period commencing as of the Effective Date and ending on the third-anniversary of the Effective Date (the “Termination Date”), unless the Term is extended or terminated as provided in Sections 2 and 7, respectively (the “Term”).

2. Renewal. The Term shall be extended for one additional year unless prior to the Termination Date, either party notifies the other that he or it chooses not to extend the Term. By way of example, if neither party makes an election prior to the Termination Date, then the Term shall automatically be extended by one additional year.

3. Duties and Independent Contractor Relationship. The Consultant will at all times retain sole and absolute discretion and judgment in the manner and means of carrying out the services. The Consultant shall perform his services under this Agreement in good faith and in a professional, diligent, competent and timely manner. Without limiting the foregoing, the Consultant shall provide services to the Company in accordance with generally accepted professional standards as applied to similar projects performed under similar conditions prevailing in the industry at the time such Services are rendered to the Company. The Consultant’s relationship with Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The Consultant will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health insurance or retirement benefits, paid vacation, holidays or sick leave. The Consultant will be solely responsible for obtaining any business or similar licenses required by any federal, state or local authority for the Consultant to perform the services. No part of the Consultant’s compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Consultant will be solely responsible for, and will file on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement.

4. Compensation. In payment for services to be rendered by the Consultant hereunder, the Consultant shall be entitled to the following compensation:

(i) As of the Effective Date of this Agreement, and subject to the approval of the Board of Directors, Consultant will be granted stock options to purchase shares of the Company’s outstanding common stock (the “Stock Options”) with an exercise price equal to $585,000. The per share exercise price of the Stock Options will be equal to the closing price of the Company’s publicly-traded common stock on the applicable date of grant. The vesting of the Stock Options will be split into three equal tranches, with the first such tranche to vest and become exercisable on the first anniversary of the Effective Date upon the achievement of certain performance milestones (the “Milestone Targets”) and the other two tranches shall continue to vest on the same schedule; provided that, in all cases, the Consultant remains a consultant to, the Company through the applicable vesting date.

The Milestone Targets for the first (2023) tranche of Stock Options shall be the attainment of the following two (2) performance based criteria: (i) The completion of the evaluation of the new 15 mA digital waveform for safety; and (ii) the completion of the evaluation for efficacy of the neurostimulation stimulation device in opioid use management disorder. The Milestone Targets for the second (2024) tranche and the third (2025) tranche of Bonus Stock shall be mutually established by the Consultant and the Compensation Committee, working together in good faith, prior to November 1 of each of the second and third anniversary of the Effective Date, respectively. It being understood and agreed that the Milestone Targets for both the second and third tranches shall each comprise at least two (2) performance based criteria which are similar in nature to those applicable to the first tranche of Stock Options.

(ii) Sign-On/Retention Bonus. Subject to the approval of the Board of Directors, Consultant will be granted nonqualified stock options to purchase shares of the Common Stock of the Company with an exercise price equal to $125,000. The per share exercise price of the Stock Options will be equal to the closing price of the Company’s publicly-traded common stock on the applicable date of grant. The stock options shall be fully vested immediately upon grant.

(iii) The grant of the Stock Options under this Section 4 shall be construed in accordance and consistent with, and subject to, the provisions of the Nexalin Technology, Inc. 2023 Equity Incentive Plan (the “Plan”) (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

(iv) Discretionary Bonus. The Compensation Committee may, in its sole discretion, grant an award to receive a cash-denominated payment (a “Cash-Based Award”) to the Consultant in such number or amount and upon such terms, and subject to such conditions, as the Compensation Committee shall determine at the time of grant and specify in an applicable award grant and/or agreement. The Compensation Committee shall determine the amount of cash which may be payable pursuant to the Cash- Based Award, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Compensation Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Compensation Committee. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in shares of stock and/or stock options, as the Compensation Committee determines.

(v) Investment Representations. The Consultant acknowledges the shares issuable under this Section 4 into which the Stock Options shall be exercisable (the “Shares”) will be taken by him for investment and not for distribution thereof and will not be sold or otherwise disposed of in violation of the Securities Act of 1933 as amended and the rules and regulations promulgated thereunder (the “Securities Act”) and shall contain restrictions as are customary in grants of this kind and shall be taxable to the Consultant in accordance with applicable federal and state tax laws. All certificates representing Shares shall have affixed thereto legends in substantially the following form:

The shares of stock represented by this certificate are subject to restrictions on transfer set forth in a certain Services Agreement between the corporation and the registered owner of this certificate (or his predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the Corporation.

In furtherance of the foregoing, the Consultant acknowledges that the Consultant has been advised and understands, that:

(A) the grant of Shares and/or the right to purchase Shares pursuant to the Stock Options and the issuance of any shares pursuant to this Agreement may be subject to, or may become subject to, applicable reporting, disclosure and holding period restrictions imposed by Rule 144 under the Securities Act and Section 16 of the Securities Exchange Act of 1934 (“Section 16”); and

(B) shares acquired could be subject to Section 16(a) reporting requirements as well as the short swing trading prohibition contained in Section 16(b) which precludes any profit taking with respect to any stock transactions which occur within any six-month period.

5. Expenses. During the Term, the Consultant shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established from time to time by the Board of Directors of the Company) in performing services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

6. Car Allowance. The Consultant shall be entitled to a monthly car allowance in the amount of the monthly rental cost of a luxury sedan or its equivalent plus expenses for business use, with such rental cost and expenses not to exceed the aggregate sum of $1,300.

7. Termination. The Consultant’s engagement hereunder may be terminated under the following circumstances:

(a) The Company shall have the right to terminate the engagement of the Consultant under this Agreement for disability in the event the Consultant suffers an injury, or physical or mental illness or incapacity of such character as to substantially disable him from performing his duties hereunder for a period of more than one hundred eighty (180) consecutive days upon the Company giving at last thirty (30) days written notice of termination.

(b) This Agreement shall terminate upon the death of the Consultant.

(c) The Company may terminate this Agreement at any time for “Cause” because of (i) the conviction of a felony or a misdemeanor, excluding a petty offense, involving fraud or dishonesty, (ii) a material breach of the employment/consulting services agreement, provided that such breach is not cured within twenty (20) days after delivery a notice from the Board requesting cure, or (iii) the willful or intentional material misconduct by the Executive in the performance of his duties.

(d) The Consultant may terminate his employment for “Good Reason” on five (5) days written notice if:

(i) his compensation is reduced; or

(ii) any purchaser or purchasers of substantially all of the business or assets of the Company do not agree, at or prior to the closing of any such transaction, by agreement in form and substance satisfactory to the Consultant to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no sale was consummated.

(e) Upon termination of the Consultant’s engagement by the Consultant or by the Company, for any reason or for no reason, the Consultant shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, and calculations, and copies thereof, in whatever medium, which are the property of the Company or its affiliates or which relate in any relevant, meaningful way to the business, products, practices, techniques, customers, suppliers, functions or operations of the Company or its affiliates, and all other property and Confidential Information of the Company or its affiliates, including, but not limited to, all documents which in whole or in part contain any Confidential Information of the Company or its affiliates, which in any of these cases are in his possession or under his control.

8. Nondisclosure; Noncompetition.

(a) The Consultant agrees not to use or disclose, either while in the Company’s employ or at any time thereafter, except with the prior written consent of the Board of Directors, any trade secrets, proprietary information, or other information that the Company considers confidential relating to processes, suppliers (including but not limited to a list or lists of suppliers), customers (including but not limited to a list or lists of customers), compositions, improvements, inventions, operations, processing, marketing, distributing, selling, cost and pricing data, or master files utilized by the Company, not presently generally known to the public, and which is, obtained or acquired by the Consultant while in the employ of the Company.

(b) During his engagement and for a period of two years thereafter, the Consultant shall not, directly or indirectly; (i) in any manner, engage in any business which competes with any business conducted by the Company (including any subsidiary) and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm or business that is so engaged (provided, however, that nothing herein shall prohibit the Consultant from owning not more than three percent (3%) of the outstanding stock of any publicly held corporation), (ii) persuade or attempt to persuade any employee of the Company to leave the employ of the Company or to become employed by any other entity, or (iii) persuade or attempt to persuade any current client or former client with leaving, or to reduce the amount of business it does or intends or anticipates doing with the Company.

(c) During his engagement with the Company, and for two years thereafter, the Consultant shall not take any action which might divert from the Company any opportunity learned about by him during his employment with the Company (including without limitation during the Term) which would be within the scope of any of the businesses then engaged in or planned to be engaged in by the Company.

(d) In the event that this Agreement shall be terminated, then notwithstanding such termination, the obligations of the Consultant pursuant to this Section 8 of this Agreement shall survive such termination.

9. Inventions.

(a) The Consultant acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Consultant’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Consultant, solely or jointly with others, during his engagement with Company, or (B) suggested by any work that the Consultant performs in connection with the Company, either while performing the Consultant’s duties with the Company or on the Consultant’s own time, but only insofar as the Inventions are related to the Consultant’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Consultant will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Consultant will surrender them upon the termination of his employment or upon the Company’s request. The Consultant irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to his term of employment, together with the right to file, in the Consultant’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Consultant will, at any time during and subsequent to his term of employment, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Consultant from the Company. The Consultant will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Consultant from the Company, but entirely at the Company’s expense.

(b) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Consultant agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Consultant. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Consultant hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Consultant right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Consultant thereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Consultant has any rights in the results and proceeds of the Consultant’s service to the Company that cannot be assigned in the manner described herein, the Consultant agrees to unconditionally waive the enforcement of such rights. The Consultant hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Consultant’s benefit by virtue of the Consultant being a service provider to the Company.

10. Successors; Binding Agreement.

(a) The Company shall require any purchaser or purchasers of the Company or any purchaser or purchasers of substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Consultant, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets which executes and delivers the agreement provided for in this Section 9(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This agreement shall inure to the benefit of and be enforceable by the Consultant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Consultant should die while any amount would still be payable hereunder if the Consultant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Consultant’s devisee, legatee or other designee or, if there be no such designee, to the Consultant’s estate.

11. Amendment; Waiver. No provisions of this Agreement may be modified, supplemented, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Consultant and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

12. Applicable Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of laws principles.

13. Severability of Covenants. In the event that any provision of this Agreement, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall remain in full force and effect and any invalid and enforceable provisions shall be deemed, without further action on the part of the undersigned, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

14. Remedies.

(a) In the event of a breach or threatened breach of any of the Consultant ’s covenants under Section 8, the Consultant acknowledges that the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach, the Company will be entitled to such equitable and injunctive relief as may be available to restrain the Consultant from the violation of the provisions thereof.

(b) Nothing herein shall be construed as prohibiting the Company, on the one hand, and the Consultant, on the other hand, from pursuing any remedies available at law or in equity for any breach or threatened breach of the provisions of this Agreement by the other party, including the recovery of damages.

15. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

If to the Company

addressed to:	Nexalin Technology Inc. 1776 Yorktown Suite 550 Houston, TX 77056 Attention:

with a copy to:	Warshaw Burstein LLP 575 Lexington Avenue New York, New York 10022 Attention: Martin Siegel, Esq.

If to the Consultant

addressed to:	Dr. David Owens

or to such other address as the one party shall specify to the other party in writing.

16. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

17. Acknowledgment. The Consultant acknowledges that Consultant has had the opportunity to consult with independent counsel of Consultant’s own choice concerning this Agreement and that Consultant has taken advantage of that opportunity to the extent that Consultant desires. The Consultant further acknowledges that Consultant has read and understands this Agreement, is fully aware of its legal effect, and has entered into it voluntarily based on Consultant’s own judgment.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date:

NEXALIN TECHNOLOGY INC.

By:	/s/ Mark White
Title:	CEO

By:	/s/ David Owens
David Owens, MD

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